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                                                                EXHIBIT 99(a)


FOR IMMEDIATE RELEASE
Verio Corporate Contact:

Steven Silvers, Clarus Public Relations, Inc.
303/296-0343
E-mail: ssilvers@claruspr.com
Corporate newsroom: http://newsroom.verio.net

Verio Investor Contact:

Whitney Fogt, 303/645-1921
E-mail: investors@verio.net


               VERIO ANNOUNCES EXTENSION OF BOND EXCHANGE OFFERS

ENGLEWOOD, CO (August 10, 1998) -- Verio Inc. (Nasdaq: VRIO), a leading full-service Internet provider, today announced the extension of its offer to exchange up to (i) $100,000,000 aggregate principal amount of its 13-1/2% Senior Notes Due 2004 for a like aggregate principal amount of the issued and outstanding 13-1/2% Senior Notes Due 2004 (the "Old 1997 Notes"), of which $100,000,000 aggregate principal amount remains outstanding, and (ii) $175,000,000 aggregate principal amount of its 10-3/8% Senior Notes Due 2005 for a like aggregate principal amount of the issued and outstanding 10-3/8% Senior Notes Due 2005 (the "Old 1998 Notes"), of which $175,000,000 aggregate principal amount is outstanding.

The exchange offers have been extended to 5:00 p.m., New York City time, on August 25, 1998, pending the filing of an amended S-4 to detail Verio's recently announced acquisition of Hiway Technologies. Such changes may not be available for circulation until a later date in which case the exchange offers may be further extended. Once the post-effective amendment is declared effective, the Company will be mailing all holders of Old 1997 Notes and Old 1998 Notes a supplement to the Prospectus dated July 14, 1998 which describes the proposed acquisition in greater detail.

Those holders who have tendered Old 1997 Notes or Old 1998 Notes are entitled to withdraw their tenders prior to the new expiration date. Verio will not accept any further tenders until after the prospectus supplement has been distributed.

Verio Inc. is a leading national provider of Internet connectivity, Web hosting and enhanced Internet services, with an emphasis on serving small and medium-sized businesses. Since its inception in March 1996, Verio has rapidly established a national presence through the acquisition, integration and growth of local and regional Internet providers with a business customer focus that provide locally-based sales and engineering support in 38 of the top 50 U.S. markets under the Verio brand name.

For more information on Verio, visit the company's Web site at www.verio.net or call 1-888-GET-VERIO. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303-645-1900.


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